Exhibit No. 12

                     MITCHELL HUTCHINS ASSET MANAGEMENT INC.
                               51 WEST 52ND STREET
                          NEW YORK, NEW YORK 10019-6114





                                  March 7, 2000


Mitchell Hutchins Securities Trust
51 West 52nd Street
New York, New York 10019-6114

Ladies and Gentlemen:

      We are writing in connection with the 1,250 Class A, 1,250 Class B, 1,250 Class C and 1,250 Class Y shares of beneficial interest of each of PaineWebber Enhanced S&P 500 Fund and PaineWebber Enhanced Nasdaq-100 Fund that we have purchased from you at a price of $10.00 per share. This is to advise you that these shares were purchased for investment only with no present intention of selling these shares, and we do not how have any intention of selling the shares.

                                   Sincerely yours,

                                   /s/ Dianne E. O'Donnell

                                   Dianne E. O'Donnell
                                   Senior Vice President and
                                   Deputy General Counsel